Exhibit 99.2

June 26, 2014

Mr. Joel Gay

Via Email Delivery: jgay@energyrecovery.com

Re: Offer of Promotion

Dear Joel,

I am pleased to offer you a promotion to the position of Chief Financial Officer reporting directly to me and I am confident that you will excel in your new position. Commensurate with your promotion, your compensation and benefits will be as follows:

Base Salary. Effective June 27, 2014 you will receive an annual base salary of $265,000 in bi-weekly payments of $10,192.31, less deductions authorized or required by law.

Benefits. You will receive three (3) weeks of paid time off that accrues each pay period. You will continue to receive employee benefits including medical, dental and vision insurance for you and your dependents, as well as long-term disability and life insurance. Please note that the benefits program may change from time to time at the Company’s discretion.

Annual Incentive Plan. You will participate in the Company’s Annual Incentive Plan (“AIP”). For 2014 there will no maximum or target payout established in advance, but rather your AIP payout will be a function of your performance as determined by me and the Board of Directors.

Future Compensation. Your overall compensation for 2015 will be determined in consultation with a compensation consultant and it is the intent that such compensation be roughly equal in quantum to that received by our former Chief Financial Officer in 2011.

Stock Option Grant. As part of your promotion you will be granted an option to purchase 100,000 shares of Energy Recovery common stock under the standard terms of the Company's Amended and Restated 2008 Equity Incentive Plan (the “Plan”). The effective date of the grant shall be July 3, 2014. The exercise price per share will be equal to the closing price of Energy Recovery's common stock on NASDAQ on July 3, 2014. Said options will vest over four (4) years with twenty-five percent (25%) of the shares vesting on the first anniversary of the grant date, which will be the first day of your promotion to Chief Financial Officer. After the first anniversary of the grant date, one thirty-sixth (1/36th) of the remaining shares will vest each month thereafter. In addition, if after ninety (90) days of your promotion, you have performed to my satisfaction and that of the Board of Director's, you will be granted an additional option to purchase 100,000 shares of Energy Recovery's common stock under similar terms as your initial promotion grant. The grant date will be established by the Compensation Committee of the Board of Directors.

Long-Term Incentive Plan. You will continue to participate in the Long Term Incentive Plan subject to the approval of the company’s Board of Directors or its Compensation Committee.

1717 Doolittle Drive	T +1 510.483.7370
San Leandro	F +1 510.483.7371
California 94577	info@energyrecovery.com
United States	energyrecovery.com

Change of Control Plan. You will be named a Participant in the Company’s current Change in Control Plan, as amended.

Termination. In the event that Energy Recovery terminates your employment without Cause (as defined in Article 2 of Energy Recovery’s Change in Control Plan as amended), other than after or in connection with a Change in Control, as that term is defined in the Company’s Change in Control Plan, you will be entitled to all payments required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay, less deductions required or permitted by law.

In addition, without altering the “at will” nature of your employment, you will be entitled to receive additional benefits in the form of severance (“Additional Benefits”) as set forth below in exchange for an agreement to release all claims known or unknown against the Company and to satisfy certain other conditions set forth in any Company Severance Plan then in effect, including an agreement to refrain from engaging in any business or rendering service to any entity, organization of company in competition with Energy Recovery for twenty-four (24) months after your termination date and provided that Energy Recovery receives the signed, unrevoked release agreement within the stated number of days of your termination date.

Additional Benefits: If you are terminated without Cause prior to the second anniversary of your promotion date you will receive severance in the form of a lump sum payment equal to twelve (12) months’ salary; if the without Cause termination occurs after the second anniversary date of your promotion, you will receive a severance in the form of a lump sum payment equal to six (6) month's salary. These Additional Benefits will be computed using your annual base salary as of the date of the termination, less deductions required or permitted by applicable law.

To the extent the Additional Benefits compensation is subject to Section 409A of the Code, the severance payment or the distribution of the equity compensation shall not be paid or made, as applicable, unless your termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A and any the regulations or other guidance thereunder (“Section 409A”)). In addition, no such payment or distribution will be made to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your separation from service or (b) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. All payments which had been delayed pursuant to the immediately preceding sentence will be paid to you in a lump sum upon expiration of such six-month period (or, if earlier, upon your death).

In the event that you resign or are terminated by Energy Recovery for Cause, you will only be entitled to payment required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay and all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, less deductions required or permitted by law.

1717 Doolittle Drive	T +1 510.483.7370
San Leandro	F +1 510.483.7371
California 94577	info@energyrecovery.com
United States	energyrecovery.com

I am very excited to work with you in your new capacity as Chief Financial Officer and fully confident in your success. Please indicate your acceptance below. Should you have any questions please let me know.

Very truly yours,

/s/ Thomas S. Rooney, Jr.

Thomas S. Rooney, Jr.

Chief Executive Officer

Signed Acceptance:      /s/ Joel Gay

Date: June 27, 2014

1717 Doolittle Drive	T +1 510.483.7370
San Leandro	F +1 510.483.7371
California 94577	info@energyrecovery.com
United States	energyrecovery.com